UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2016

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6320 Quadrangle Drive, Suite 360, Chapel Hill, NC		27517
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 6, 2016, we entered into a Sales Agreement with Cowen and Company, LLC, or Cowen, under which we may issue and sell from time to time up to $150.0 million of our common stock, par value $0.001 per share, through Cowen as our sales agent. Subject to the terms and conditions of the Sales Agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us.

Sales of the common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act, including sales made directly on The NASDAQ Global Market and any other trading market for the common stock, and sales to or through a market maker other than on an exchange. In addition, with our prior written consent, Cowen may also sell our common stock in negotiated transactions. We will pay Cowen a commission rate of 3.0% of the gross proceeds from the sales of common stock sold pursuant to the terms of the sales agreement. We also have provided Cowen with customary indemnification rights. We and Cowen each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. This report also incorporates by reference the Agreement into the shelf registration statement on Form S-3 (File No. 333-203945) previously filed with the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Sales Agreement, dated May 6, 2016, between Cempra, Inc. and Cowen and Company, LLC.

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.

23.1	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: May 6, 2016	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer